                                     PROCYTE
                                   CORPORATION



                  NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS



TO THE SHAREHOLDERS OF PROCYTE CORPORATION:

     Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of ProCyte Corporation (the "Company") will be held on Thursday, June 15 at 3:00 p.m., Pacific Daylight Time, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for the following purposes:

     1. To approve an amendment to the Company's Restated Articles of Incorporation to provide for a classified Board of Directors;

     2.   To elect members to the Board of Directors;

     3. To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.


     Holders of the common stock of the Company at the close of business on April 24, 1995 are entitled to notice of and to vote upon all matters at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting so that we may have the opportunity to meet with you and discuss the affairs of the company.
WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.


                              BY ORDER OF THE BOARD OF DIRECTORS




                                        Joseph Ashley
                                    CHAIRMAN OF THE BOARD,
                               PRESIDENT AND CHIEF EXECUTIVE OFFICER



Kirkland, Washington
April 24, 1995

                               PROCYTE CORPORATION

- -------------------------------------------------------------------------------

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD JUNE 15, 1995

- -------------------------------------------------------------------------------

     This Proxy Statement is furnished by and the accompanying proxy is solicited on behalf of the Board of Directors of ProCyte Corporation, a Washington corporation (the "Company"), for use at its Annual Meeting of Shareholders to be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington on Thursday, June 15, 1995 at 3:00 p.m., Pacific Daylight Time, and at any adjournment thereof (the "Annual Meeting"). The Company's Annual Report for the year ended December 31, 1994, Notice of Annual Meeting, and a proxy accompany this proxy statement. The cost of solicitation of proxies is to be paid by the Company. The approximate date of the mailing of this proxy statement and proxy is April 28, 1995.

RECORD DATE AND VOTING SECURITIES

     Shareholders of record at the close of business on April 24, 1995 (the "Record Date") will be entitled to vote at the meeting. The only voting securities of the Company are shares of common stock, $.01 par value (the "Common Stock"). Each share of Common Stock outstanding is entitled to one vote per share on any matter brought before the meeting. On April 24, 1995, the Company had outstanding 13,118,495 shares of Common Stock. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the amendment to the Company's Restated Articles of Incorporation to create a classified Board of Directors will be approved if a majority of the votes entitled to be cast at the Annual Meeting are cast in the favor of the amendment and (ii) the six nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected directors.

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting. Abstentions and broker nonvotes will not be counted for voting on the amendment to the Company's Restated Articles of Incorporation, but will have the practical effect of a vote against the amendment since they represent one less vote for approval. In the election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum.

     The enclosed proxy card also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of mailing this proxy statement but that may properly be presented for action at the Annual Meeting.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at the time or before the vote is taken at the Annual Meeting a written notice of revocation bearing a date later than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the vote is taken at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of proxy). Any written notice or subsequent proxy should be sent so as to be delivered to ProCyte Corporation, 12040 115th Avenue N.E., Suite 210, Kirkland Washington 98034-6900, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the time the vote is taken at the Annual Meeting.


PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information regarding ownership of the Company's Common Stock on April 24, 1995 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

                                               Shares Beneficially   % of Shares
     Name Of Beneficial Owner                       Owned (1)        Outstanding
     ------------------------                       -----            -----------
     Joseph Ashley (2)                               721,877             5.4%
     12040 115th Avenue N.E.
     Kirkland, WA 98034-6900

     Jules Blake (3)                                  31,000               *

     Gordon W. Duncan (4)                            110,000               *

     Karen L. Hedine (5)                             103,280               *

     G. Bradford Jones (3)                            36,550               *

     C. Brian Melonakos                                  -0-               *

     Robert E. Patterson (6)                           8,334               *

     William M. Sullivan (3)                          31,000               *

     All Directors and executive officers
     as a group (8 persons) (8)                    1,042,041             7.6%
- -----------------------------------------

* Less than 1%

(1) Unless otherwise indicated, each person named in the table exercises sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.
(2) Includes 200,000 shares subject to options exercisable within 60 days of April 24, 1995.
(3) Includes 31,000 shares subject to options exercisable within 60 days of April 24, 1995.
(4) Includes 110,000 shares subject to options exercisable within 60 days of April 24, 1995.
(5) Includes 103,280 shares subject to options exercisable within 60 days of April 24, 1995.
(6) Includes 8,334 shares subject to options exercisable within 60 days of April 24, 1995.
(7) Includes 514,614 shares subject to options exercisable within 60 days of April 24, 1995.


                    PROPOSAL TO AMEND THE COMPANY'S RESTATED
                            ARTICLES OF INCORPORATION

     The Board of Directors has approved, and recommends that the shareholders adopt, an amendment to the Company's Restated Articles of Incorporation that would divide the Board of Directors into three classes with staggered terms. The proposal is as follows:

     RESOLVED, that Article VIII of the Restated Articles of Incorporation be amended in its entirety to read as follows:

          "The Board of Directors shall be composed of not less than three nor more than twelve directors, the specific number to be set by resolution of the Board of Directors; provided that the board may be less than three until vacancies are filled. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board of Directors shall be divided into three classes, with the classes to be as equal in number as may be possible, with any director or directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At the 1995 Annual Meeting of Shareholders, the following classes shall be elected for the terms set forth below:

                          CLASS               TERM
                         -------             -------
                         Class 1             1 year
                         Class 2             2 years
                         Class 3             3 years

          At each annual meeting of shareholders following the 1995 annual meeting, the number of directors equal to the number of directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Unless a director dies, resigns, or is removed, he or she shall hold office for the term elected or until his or her successor is elected and qualified, whichever is later. Directors may be removed only for cause. Directors need not be shareholders of the corporation or residents of the State of Washington. Written ballots are not required in the election of directors."

     The Board of Directors recommends that the Restated Articles of Incorporation be amended to divide the Board of Directors into three classes, as nearly equal in size as possible. Except during the initial phase-in period, and for directors elected to fill vacancies, the term of office of the directors of each class shall expire at the third annual meeting of shareholders after their election. Any director elected by the board to fill a vacancy will, pursuant to the Washington Business Corporation Act (the "WBCA"), stand for election by shareholders at the next meeting of shareholders at which directors are elected. This proposal is intended to provide continuity and stability to the Company's management as it grows by increasing the amount of effort necessary for a substantial shareholder to gain control of the Board of Directors. The Company, however, has not recently experienced any turnover in its management. Adoption of this proposal will make it more difficult to change the composition of the Board of Directors. The present provision requires that the entire Board of Directors be subject to election each year, so it would take only one year for the Board of Directors to be replaced. Following adoption of the proposal, at least two annual meetings, or a special meeting called for the purpose of removing a director for cause, will be required to effect a change in the majority of the Board of Directors.

     While the Board of Directors believes that the proposed amendment to the Restated Articles of Incorporation should be adopted for reasons set forth above, the Board of Directors is aware that the proposed amendment may have potential anti-takeover effects. Dividing the Board of Directors into three classes with staggered terms will make it more difficult for shareholders to change a majority of current directors. This provision is effective without regard to whether a change of control has occurred or is occurring and therefore may also have the effect of deterring or preventing shareholders from replacing directors for reasons unrelated to the control of the Company.

OTHER PROVISIONS RELEVANT TO PROPOSED AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

     Because of the potential anti-takeover effect of the proposed amendment to the Company's Restated Articles of Incorporation, the Securities and Exchange Commission requires the Company to disclose certain other provisions of the Company's charter and state law that may limit or prevent a change of control of the Company.

THE SHAREHOLDER RIGHTS PLAN

     In December 1994, the Company adopted a shareholder rights plan (the "Rights Plan"), declaring a dividend of one preferred share purchase right (the "Rights") for each outstanding share of Common Stock of the Company. Upon the earlier of the close of business on the tenth business day after the date the Company learns that a person or group (an "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding Common Stock of the Company, or the date designated by the board following commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of Common Stock of the Company that could result in the offeror becoming beneficial owner of 15% or more of the outstanding shares of Common Stock of the Company, each Right will become exercisable (other than by an Acquiring Person) for shares, or fractions of shares, of preferred stock of the Company, or may, at the election of the board, be exchanged for shares of preferred stock. In the event the Company is acquired, each Right will represent the right to acquire shares of the acquiring or surviving corporation or other entity.

THE COMPANY'S CHARTER

     In addition, the Company's Restated Articles of Incorporation provide that shareholders do not have the right to cumulate votes in the election of directors and that the authorized capital of the Company consists of 30,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, which the board may issue from time to time in one or more classes or series (with such designations and preferences, relative voting and other rights as the board may deem appropriate) without the approval of the Company's shareholders. The Company's articles and bylaws also contain provisions limiting the right of a shareholder to raise a proposal at a shareholders' meeting or to nominate a candidate for the board and providing that special meetings of the shareholders may be called only by the board, its chairman, the president of the Company or by holders of 10% or more of the outstanding shares of Common Stock of the Company.

WASHINGTON STATE LAW

     Washington law contains certain provisions that may have the effect of delaying or discouraging a hostile takeover of the Company. Chapter 23B.17 of the WBCA prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of a corporation involving an "Interested Shareholder" (defined generally as a person or affiliated group who beneficially own 20% or more of the corporation's outstanding voting securities), unless determined to be at a "fair price" or otherwise approved by a majority of the Company's disinterested directors or the holders of two-thirds of the votes of each voting group entitled to vote separately on the transaction, excluding the votes of the Interested Shareholder. In addition, Chapter 23B.19 of the WBCA prohibits a corporation, with certain exceptions, from engaging in certain significant business transactions with a person or group of persons who beneficially acquire 10% or more of the corporation's outstanding voting securities for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from such person or group of persons to receive any disproportionate benefit as a shareholder. Finally, the WBCA prohibits a corporation from taking shareholder action by written consent without a meeting, unless such consent is unanimous. This provision makes it necessary for a potential acquirer to hold a meeting to obtain shareholder approval and therefore increases the cost to an acquirer of gaining control of a Washington corporation.

     The provisions of the WBCA regarding the prohibition of significant business transactions and unanimous shareholder consent apply automatically to the Company by virtue of its incorporation in Washington. The WBCA does not permit Washington corporations to "opt out" of these provisions by director or shareholder vote. The proposal to classify the Company's board, together with the Rights Plan and certain provisions described above of the Company's charter documents and the WBCA, may have the effect of delaying, deterring or preventing a hostile takeover or change of control of management of the Company. This effect could deprive shareholders of opportunities to sell their shares at higher-than-market prices. These items may also, however, tend to assure continuity of management and policies for the Company and encourage those seeking control of the Company to negotiate with management and the board. The Company is not currently aware of any effort to accumulate its securities or to gain control of the Company, nor is the proposed amendment to the Restated Articles of Incorporation recommended to block any such effort.

     As discussed below under the heading ELECTION OF DIRECTORS, the Company intends to implement the staggered Board of Directors provisions immediately following the effective date of the proposed amendment to the Company's Restated Articles of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION.


                              ELECTION OF DIRECTORS

     Assuming adoption and effectiveness of the proposed amendment to the Company's Restated Articles of Incorporation, the Board of Directors will be divided into three classes, each consisting of two directors. If, for any reason, the proposed amendment to the Company's Restated Articles of Incorporation is not adopted or does not become effective, each director elected at the Annual Meeting will hold office until the next annual meeting of shareholders, and until a successor shall have been elected and qualified.

     The Board of Directors has unanimously approved the nominees named below. It is intended that votes will be cast pursuant to the enclosed proxy card for the election as directors of the nominees set forth below, and executing the proxy card without giving any contrary directions will give the proxies the authority to vote the shares in election of directors as the proxies shall determine. If any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing directors. No circumstances are presently known which would render any nominee named herein unavailable.

     NOMINEES FOR ELECTION AS CLASS 1 DIRECTORS: The following are the nominees of the Board of Directors to serve, following the effectiveness of the amendment to the Restated Articles of Incorporation, as Class 1 directors until the annual meeting of shareholders in 1996:

          NAME                     AGE       POSITION AND OFFICE
          -----------------------  ---       ------------------------
          Gordon W. Duncan, Ph.D.  62        Vice President, Research
                                             Secretary, and Director

          G. Bradford Jones        40               Director

     GORDON W. DUNCAN, PH.D., age 62, Vice President, Research, January 1991-present; was elected a director of the Company in 1991. He has served as Secretary of the Company, May, 1991-present. Prior to joining ProCyte in April 1991, as Vice President, Research, Dr. Duncan was Vice President, Research Administration for The Upjohn Company, a pharmaceutical company, where he held various scientific and management positions for twenty years. Director of PATH, a not-for-profit international healthcare organization, 1991-present.

     G. BRADFORD JONES, age 40, was elected a director of the Company in 1988. He has been a General Partner of Brentwood Associates, a venture capital and leveraged buy-out firm, 1981-present; Director, Interpore International, a medical devices company, 1982-present. He is currently a member of the board's Compensation Committee.

     NOMINEES FOR ELECTION AS CLASS 2 DIRECTORS: The following are the nominees of the Board of Directors to serve, following the effectiveness of the amendment to the Restated Articles of Incorporation, as Class 2 directors until the Annual Meeting of Shareholders in 1997:

          NAME                     AGE       POSITION AND OFFICE
          -------------------      ---       ------------------------
          Joseph Ashley            67        Chairman of the Board,
                                             Chief Executive Officer,
                                             and President, Treasurer

          William M. Sullivan      60               Director

     JOSEPH ASHLEY, age 67, Chairman of the Board, January 1991-present; President, Chief Executive Officer, a director of the Company and Treasurer, January 1987-present. President and Chief Operating Officer of Genetic Systems Corporation, a biotechnology company from 1984-1986. In various management capacities with Beckman Instruments, Division of SmithKline Beckman Corporation, a diversified healthcare and life sciences company, 1954-1984, including Group Vice President of Diagnostics, 1981-84.

     WILLIAM M. SULLIVAN, age 60, was elected a director of the Company in 1991. He served as Chairman, President and CEO of Burroughs Wellcome Co., a pharmaceutical and consumer products company, 1981-1986. Mr. Sullivan served in various management and corporate legal positions, 1974-1980. He is Chairman of the Board, President and CEO of Sparta Pharmaceuticals, Inc., a publicly-traded development stage pharmaceutical company, 1991-present. Chairman of the Board, The Immune Response Corporation, a biotechnology company, 1987-1994 and Director 1994-present; Chairman of the Board of Binary Therapeutics, Inc., 1991-present, and a director of BioVentures, Inc., 1989-present; both development stage biopharmaceutical/diagnostic companies. Mr. Sullivan is a member of the Compensation and Audit Committees.

     NOMINEES FOR ELECTION AS CLASS 3 DIRECTORS: The following are the nominees of the Board of Directors to serve, following the effectiveness of the amendment to the Restated Articles of Incorporation, as Class 3 directors until the Annual Meeting of Shareholders in 1998:

          NAME                     AGE       POSITION AND OFFICE
          -------------------      ---       -------------------
          Jules Blake, Ph.D.       70             Director

          Robert E. Patterson      52             Director

     JULES BLAKE, PH.D., age 70, was elected a director of the Company in 1991. He served as Vice President of Corporate Scientific Affairs (1987-1989) and Vice President of Research and Development (1973-1987) for Colgate-Palmolive, a consumer products company. Director, Martek Biosciences Corporation, a biotechnology company, 1990-present; Member of the Board of Overseers of Forsyth Dental Center, 1994-present. Member of the Dean's Advisory Committee, Harvard University School of Dental Medicine and member of the Board of Directors of the Medical College of Pennsylvania, 1992-present. Dr. Blake has served as the Chairman of the Compensation Committee, 1991-present, and is a member of the Audit Committee.

     ROBERT E. PATTERSON, age 52, was elected a director of the Company in 1994. He serves as the Managing Director of Thompson Clive, Inc., a U.K.-based venture capital firm, (1983-present), and is a partner in the legal services firm of Graham and James (1972-present). He currently serves on the board of several private businesses, including Sequenon, Inc., a biotechnology company. He is currently a member of the Compensation Committee and chairman of the Audit Committee of the board.


      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     COMPENSATION OF DIRECTORS. Directors who were not otherwise employed by the Company, were paid $1,000 for each meeting attended in person through November 1994. In December, the Board of Directors approved an increase in nonemployee director fees to $1,500 per director for each meeting attended in person. The nonemployee directors also received $100 each for each telephonic meeting of the Board of Directors held through November 1994. In December, the fee was increased to $500 for participation in telephonic meetings. In 1994, these fees totaled $6,200, $5,400, $1,000 and $5,300 for Mssrs. Sullivan, Jones, and Patterson and Dr. Blake, respectively. Directors who are employed by the Company are not otherwise compensated for attendance at meetings of the board or its committees. Directors are reimbursed for any expenses attendant to board membership.

     The Company's 1991 Restated Stock Option Plan for Nonemployee Directors provides for an initial grant upon the appointment of election of a nonemployee director to the Board of Directors of a nonqualified stock option to purchase 25,000 shares of the Company's Common Stock at an exercise price equal to the market value on the date of grant, generally vesting one-third after each annual shareholders' meeting following such appointment or election. Upon his appointment in December 1994, Mr. Patterson was granted such an option. Upon full vesting of the initial grant, each nonemployee director will be granted an additional stock option to purchase 18,000 shares of Common Stock upon similar terms as the initial grant. In April 1995, the Board of Directors implemented an annual retainer fee of $12,000 to be paid to each of the Company's nonemployee directors on a quarterly basis, commencing April 1, 1995.

     BOARD OF DIRECTORS MEETINGS. During 1994, there were ten meetings of the Board of Directors, at each of which all members of the board were present in person or via telephone. All reference to meetings excludes actions taken by written consent.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors has the responsibility for establishing compensation for the executive officers; reviewing annually the operation of all compensation, employment and benefit practices and salary administration procedures; acting as Plan Administrator for all of the Company's stock plans; recommending benefit levels in the Company's proposed retirement program when one is adopted; and recommending directors' fees. The Compensation Committee consisted of three nonemployee directors in 1994: Dr. Blake (Chairman), and Mssrs. Sullivan and Jones. In 1995, Mr. Patterson was added to the Compensation Committee. During 1994, there were six meetings of the Compensation Committee, each of which were attended by all of the named committee members. All reference to meetings excludes actions taken by written consent.

     AUDIT COMMITTEE. The Audit Committee of the Board of Directors has and may exercise the following powers: to make recommendations to the Board of Directors regarding the selection of the Company's independent auditors; to review the scope, direction, timetable and schedule of audits conducted by the Company's independent auditors; to review the results of such audits; to review the Company's system of internal financial controls; and such additional powers as may be conferred upon the Audit Committee from time to time by the Board of Directors. In 1994, the committee consisted of three outside directors, Mssrs. Jones (Chairman) and Sullivan, and Dr. Blake, and one employee director, Mr. Ashley. In 1995, Mr. Jones resigned from the Audit Committee and Mr. Patterson was appointed to serve on the committee and to act as chairman. The Audit Committee held one meeting during fiscal year 1994, at which all of the committee members were present.

     The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

     The two tables set forth below provide, with respect to Mr. Ashley and the three other executive officers whose compensation (salary and bonus) in 1994 exceeded $100,000 (the "named executive officers"), information regarding compensation for each of the last three years; information regarding option exercises in 1994 and options outstanding at the end of 1994.

SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                                                   Compensation
                                           Annual Compensation        Awards
                                        ------------------------ ---------------
                                                                    Securities
                                                                    Underlying
   Name and Principal Position    Year   Salary ($)   Bonus ($)     Options (#)
- ------------------------------- ------- ------------ ----------- ---------------
Joseph Ashley                     1994     $192,500      $17,500
Chief Executive Officer           1993     $175,000      $35,000
                                  1992     $154,000                   200,000

Gordon W. Duncan, Ph.D.           1994     $115,500      $17,500
Vice President, Research          1993     $105,000
                                  1992      $95,000

Karen L. Hedine                   1994     $115,500      $10,000
Vice President, Business          1993      $96,667      $25,000
Development & Administration      1992      $70,000                    70,000

C. Brian Melonakos                1994     $105,179
Vice President, Marketing         1993     $29,500*      $15,000       75,000

   * Mr. Melonakos was hired by the Company on September 15, 1993


OPTION GRANTS IN 1994

     There were no option grants in 1994 to the named executive officers.

AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

     There were no options exercised in 1994 by any of the named executive officers.

                                 Number of                  Value of
                                 Unexercised              Unexercised
                                 Options at               In-the-Money
                                 Year-End(#)           Options at Year-End
                                 Exercisable/           ($) Exercisable/
                NAME             (Unexercisable)         (Unexercisable)
          -----------------      ---------------         ---------------
          Joseph Ashley, CEO     318,932/                $528,960/
                                 66,668                    $0(1)

          Gordon W. Duncan       80,000/                   $0/
                                 60,000                    $0(1)

          Karen L. Hedine        103,080/                 $25,334/
                                 400                       $0(1)

          C. Brian Melonakos     15,000/                   $0/
                                 60,000                    $0(1)


(1) Value is the market price of the underlying Common Stock at year-end minus the exercise price.


CHANGE OF CONTROL AGREEMENTS

     The Company has entered into Change of Control Agreements with the named executive officers to provide compensation and benefits in the event that a change of control (as defined therein) of the Company results in loss of their employment. The term of each such agreement is two years from the date of the agreement, or, if a change of control occurs during the term of the agreement, the term is automatically extended for two years after such change of control.

     In the event that a named executive officer's employment relationship is terminated by the Company for other than cause or by the named executive officer for good reason following a change of control, the officer will receive an amount as severance pay equal to two times (one times for Mr. Melonakos) the officer's annual base salary for the fiscal year in which the date of termination occurs, any compensation due through the date of termination or previously deferred, any accrued vacation pay which would be payable under the Company's standard policy, and group insurance benefits for one year after termination.

     Pursuant to the Company's 1989 Restated Stock Option Plan (the "1989 Plan"), upon the occurrence of certain events including certain mergers and business combinations and other changes of control of the Company, the vesting of outstanding options granted under the 1989 Plan will be accelerated.

SEVERANCE AGREEMENTS

     The Company has entered into Severance Agreements with the named executive officers, which agreements provide that, if the employment of any such officer is terminated other than for cause (as defined therein) or as a result of voluntary resignation for good reason within two years from the date of the agreement, the officer will be eligible to receive his or her accrued salary and benefits and salary continuation and group insurance benefits for a period of six months at the officer's then current annual base salary for the fiscal year in which the termination occurs, subject to reduction of the salary continuation by the amount of any other earnings from other employment or personal services.

INDEMNITY AGREEMENTS

     The Company has entered into indemnification agreements with the named executive officers and members of the Board of Directors. The indemnification agreements provide that, with certain exceptions, the Company will indemnify the named executive officers and directors to the fullest extent permitted by applicable law against all liability (including judgments, fines, ERISA excise taxes or penalties, and settlement amounts) and expenses actually and reasonably incurred by the indemnitee with respect to any threatened, pending or completed legal proceeding resulting from the fact that such indemnitee is or was an officer or director of the Company. The Company will advance all reasonable expenses incurred with respect to such a proceeding; provided that the officer or director must repay all advances if it is ultimately determined that he or she is not entitled to indemnification. The Company has the option to assume the defense of any legal proceeding against an indemnitee.

     The Company is not obligated to provide indemnification under the agreements for liabilities and/or expenses (i) which have been paid under the Company's insurance policy; (ii) which were paid as remuneration in violation of law; (iii) which result from violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar law; (iv) on account of the officer's or director's intentional misconduct, knowing violation of law, or receipt of an improper benefit (unless a court shall determine that the officer or director is fairly and reasonably entitled to indemnification); (v) if the Company disputes the claim for indemnification and a court or other forum selected by the officer or director (including the Company's Board of Directors, shareholders, or special legal counsel) determines that indemnification is not proper; (vi) with respect to proceedings initiated by the officer or director (other than proceedings to enforce the indemnity agreement); (vii) with respect to proceedings to enforce the indemnity agreement, if the officer acted in bad faith; and (viii) for any amounts paid in settlement without the Company's consent.


                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     All four of the Company's nonemployee directors presently comprise the Compensation Committee (the "Committee"). The Committee considers and makes recommendations to the Board of Directors concerning general compensation policies and employee benefit plans, and establishes salary levels and bonus or stock option awards for executive officers of the Company, including the chief executive officer. The Committee, as Plan Administrator of the stock options plans, has sole authority to grant options to executive officers.

     The Company applies a consistent philosophy in its compensation practices for all employees, including executive management. This philosophy is based on the premise that the achievements of the Company result from the combined efforts of all individuals working toward common objectives. The Company strives to achieve its objectives through teamwork that is focused on meeting the expectations of its shareholders. In 1994, the Company's executive officers, including the president and chief executive officer, Mr. Ashley, received compensation based on the following objectives and policy on executive compensation.

OBJECTIVES AND POLICY
     The objectives of the Company's executive compensation policy are to:
     - Provide compensation that will attract, retain and motivate experienced executive personnel;
     - Align the interests of management and shareholders by making a substantial portion of executive compensation dependent on the success of the Company, as measured by long-term appreciation in the market price of the common stock;
     - Balance considerations of individual achievements each year with the Company's overall performance, both financially and otherwise.

     To further the Company's executive compensation objectives, the policy provides for a combination of base salary, cash incentive bonus awards and long-term stock options. The Company has not contributed to a retirement program on behalf of its executive officers.

     BASE SALARY. In order to determine the salary level for executive officers, the Committee considers published data from annual surveys of executive compensation at comparable biotechnology companies. Comparable biotechnology companies are not necessarily the same as those in the Nasdaq Pharmaceutical Index. They are a Company-identified sampling of twenty firms, which, like the Company, have less than 100 employees, are at the same approximate stage of development, and have market valuations roughly the same as that of the Company.

     Using the survey data as a reference point, the Committee makes adjustments based on its subjective evaluation of the Company executives' individual level of experience, responsibility and performance. The Committee also takes into consideration the executive's comparability with other Company executives. The Committee gives weight to the views of the Chief Executive Officer and Human Resources Manager with respect to executive salaries other than that of the Chief Executive Officer. In 1994, the Company's executive compensation ranked in the 35th percentile of the average compensation paid to executives in similar positions as reported for the surveyed companies.

     Based on this process, in January 1994, the Committee approved a 10% increase for Mr. Ashley, the Company's chief executive officer, from $175,000 to $192,500, effective January 1994. Mr. Ashley's base compensation ranked in the 35th percentile of the surveyed companies.

     CASH BONUS. The Committee may occasionally recommend that the Board of Directors approve a one-time cash bonus to named executive officers in recognition of a specific accomplishment. In 1994, the Committee awarded Mr. Ashley, Dr. Duncan and Ms. Hedine individual cash bonuses of $17,500, $17,500 and $10,000, respectively, for their efforts in completing the February 1994 public equity offering.

     STOCK OPTIONS. The Company's 1987 Stock Benefit Plan (the "1987 Plan") and the 1989 Plan currently represent the Company's only long-term incentive plans for executive officers, managers and other employees. The Company uses stock options to align executive and shareholder long-term interests. The option will reward the executive only if the market price of the Common Stock appreciates over the term of the option. Options granted to executive officers generally have a ten-year term, vest over a period of three to five years, and may be exercised at a price per share equal to or no less than 85% of the market price on the date of grant. There presently are no fixed guidelines for annual grant of stock options to executive officers. Stock options are granted by the Committee based on the executive's position in the Company, previous stock option grants and potential contribution to the success of the Company.

     During 1994, there were no stock options granted to the named executive officers.

     This report is submitted by the following nonemployee directors, who constitute all of the members of the Compensation Committee:

                                 Jules Blake, Ph.D. (Chairman)
                                 G. Bradford Jones
                                 Robert E. Patterson
                                 William M. Sullivan

                       COMPARATIVE STOCK PERFORMANCE CHART

     The following graph represents the net percentage cumulative total shareholder return on the Company's Common Stock, compared to the cumulative total return of the Nasdaq Stock Market Index (U.S.) and the Nasdaq Pharmaceutical Stocks Index for the period of five fiscal years commencing December 31, 1989 and ending December 31, 1994.

        COMPARISON OF THE CUMULATIVE TOTAL RETURN SINCE DECEMBER 31, 1989 AMONG PROCYTE CORPORATION, THE NASDAQ STOCK MARKET INDEX (U.S.) AND THE
                       NASDAQ PHARMACEUTICAL STOCKS INDEX
                        (FISCAL YEAR ENDING DECEMBER 31)

[GRAPH]

                 1989      1990      1991      1992      1993      1994
                 ----      ----      ----      ----      ----      ----
NASDAQ (US)    100.00     84.92    136.28    158.58    180.93    176.92
NASDAQ Pharm.  100.00    119.95    318.78    265.53    236.63    178.40
ProCyte Corp.  100.00     65.63    140.63    120.31    175.00     35.99


Assuming $100 invested on December 31, 1989 in ProCyte Corporation Common Stock, the Nasdaq Stock Market Index (U.S.) and the Nasdaq Pharmaceutical Stocks Index with all dividends reinvested.

     Note: Stock price performance shown above for ProCyte Corporation is historical and not necessarily indicative of future price performance.

                            PROPOSALS OF SHAREHOLDERS

     Director nominations, proposals and other business which shareholders wish to present at the 1996 annual meeting of shareholders must be received by the Company no later than December 30, 1995.


                             SOLICITATION OF PROXIES

     The proxy accompanying this proxy statement is solicited by the Board of Directors of the Company. Proxies may be solicited by directors, officers and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile transmission or messenger. All of the costs of solicitation of proxies will be paid by the Company. The Company may use a proxy solicitation firm to solicit proxies for the 1995 annual meeting of shareholders. If it does use such a firm, the Company does not expect the costs to exceed $6,000.


                                 OTHER BUSINESS

     The Board of Directors has no knowledge of any other business to be acted upon at this meeting, nor does the board intend to bring any other business before the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.



                                   BY ORDER OF THE BOARD OF DIRECTORS
                                        OF PROCYTE CORPORATION



                                             Joseph Ashley
                                         Chairman of the Board,
                                  President and Chief Executive Officer

FRONT
PROCYTE
CORPORATION (logo)
     PROXY
12040 115th Ave., N.E., Ste 210
Kirkland, WA 98034

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Joseph Ashley and Gordon W. Duncan as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of ProCyte Corporation held on record by the undersigned on April 24, 1995, at the Annual Meeting of Shareholders of ProCyte Corporation to be held on June 15, 1995, or any adjournment thereof.


     1. APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS
          (PLEASE CHECK ONE)

                    ___ FOR              ___ AGAINST              ____ ABSTAIN


     2.   ELECTION OF DIRECTORS (PLEASE CHECK ONE)

          ___ FOR all nominees listed below

          ___ WITHHOLD AUTHORITY to vote for the nominees indicated below

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

          CLASS 1                     CLASS 2                     CLASS 3

  Gordon W. Duncan, Ph.D.          Joseph Ashley             Jules Blake, Ph.D.
     G. Bradford Jones          William M. Sullivan         Robert E. Patterson

          ___ WITHHOLD AUTHORITY to vote for any nominee

BACK
3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposal 1 and FOR all of the listed nominees for director.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.





Date:                            , 1995
      ---------------------------

- ---------------------------------------------------
Signature

- ---------------------------------------------------
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.